Exhibit 10.1

SAMPLE AGREEMENT ENTERED INTO WITH WITH EACH NON-EMPLOYEE DIRECTOR EFFECTIVE

JANUARY 1, 2007

BANK OF THE SIERRA

DIRECTOR RETIREMENT AGREEMENT

THIS DIRECTOR RETIREMENT AGREEMENT (the “Agreement”) is adopted this      day of                     , 2      , by and between the BANK OF THE SIERRA, a state-chartered commercial corporation located in Porterville, California (the “Company”), and                                  (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Director, entitled to any benefits upon the death of the Director pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Company as from time to time constituted.

1.5	“Change in Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50% of the Company’s outstanding voting common stock.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.7	“Disability” means Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9	“Early Termination” means Termination of Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.10	“Effective Date” means January 1, 2007.

1.11	“Normal Retirement Age” means the Director attaining age seventy-one (71).

1.12	“Normal Retirement Date” means the later of Normal Retirement Age or Termination of Service.

1.13	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.14	“Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st of each year.

1.15	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.16	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”) If the Director is determined to be a Specified Employee for an identification period, the Director shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.17	“Termination for Cause” means Termination of Service for:

(a)	Gross negligence or gross neglect of duties to the Company; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Company; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in a material adverse effect on the Company.

1.18	“Termination of Service” means the voluntary or involuntary termination of the Director’s service with the Company for reasons other than death or Disability. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall distribute to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Twenty-Five Thousand Dollars ($25,000).

2.1.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Termination of Service. The annual benefit shall be distributed to the Director for ten (10) years.

2.2	Early Termination Benefit. If Early Termination occurs, the Company shall distribute to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination benefit set forth on Schedule A for the Plan Year ending immediately prior to Termination of Service.

2.2.2	Distribution of Benefit. The Company shall distribute the benefit to the Director in one hundred twenty (120) consecutive equal monthly installments commencing on the first day of the month following Termination of Service.

2.3	Disability Benefit. If a Disability occurs which results in a Termination of Service prior to Normal Retirement Age, the Company shall distribute to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Disability benefit set forth on Schedule A for the Plan Year immediately prior to Termination of Service.

2.3.2	Distribution of Benefit. The Company shall distribute the benefit to the Director in one hundred twenty (120) consecutive equal monthly installments commencing on the first day of the month following Termination of Service.

2.4	Change in Control Benefit. If a Change in Control occurs followed within twelve (12) months by a Termination of Service, the Company shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Change in Control benefit set forth on Schedule A for the Plan Year immediately prior to Termination of Service.

2.4.2	Distribution of Benefit. The Company shall distribute the benefit to the Director in one hundred twenty (120) consecutive equal monthly installments commencing on the first day of the month following Termination of Service.

2.5	Restriction on Commencement of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service, the provisions of this Section 2.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Code Section 409A. Upon any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the Plan Administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Director’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Director and the Company may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Director dies prior to Termination of Service, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Accrual Balance determined as of the end of the month prior to the Director’s death.

3.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary in a lump sum within thirty (30) days following receipt by the Company of the Director’s death certificate.

3.2	Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Director had the Director survived.

3.3	Death After Termination of Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits to which the Director was entitled prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Director’s death certificate.

Article 4

Beneficiaries

4.1	In General. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Director participates.

4.2	Designation. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Director names someone other than the Director’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Director’s spouse and returned to the Plan Administrator. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, any benefits shall be paid to the personal representative of the Director’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Director’s Beneficiary, as the case may be, and shall completely discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director’s service with the Company is terminated due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefit shall be distributed if the Director commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Company denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Company.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

7.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action.

Article 8

Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. The Company and the Director may mutually terminate this Agreement at any time. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if t this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a transaction described in Code Section 409A(2)(A)(v), i.e., a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Code Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain a member of the Board, nor interfere with the Company’s right to discharge the Director. It does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Director acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Company shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Company to which the Director and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such an event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Company or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Code Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Director.

9.14	Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Agreement is deductible, the Company may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Director (or the Beneficiary in the event of the Director’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section Code 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Company have signed this Agreement.

DIRECTOR:	COMPANY:

BANK OF THE SIERRA
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